Exhibit 2.1

Amended Articles of Incorporation
of
American Energy Partners, Inc.
a Colorado corporation
formerly
Converde Energy USA, Inc.
a Nevada corporation

Amended Articles of Incorporation
of
American Energy Partners, Inc.
a Colorado corporation
formerly
Converde Energy USA, Inc.
a Nevada corporation

Pursuant to the applicable provisions of Section 7-102-101 and Section 7-102-102 of the Colorado Revised Statutes (“CRS”), the undersigned incorporator, hereby adopts these Articles of Incorporation on behalf of the the shareholders of American Energy Partners, Inc. formerly Converde Energy USA,. Inc., a Nevada corporation.

Article 1. The name of the Corporation is: American Energy Partners, Inc.

Article 2. The duration of the Corporation is perpetual.

Article 3. The address of the registered office in the State of Colorado is 1624 Washington Street, Denver, CO 80203, United States; the name of the registered agent at such address is Hart & Hart, LLC.

Article 4. The purposes for which the Corporation is organized are:

(a) To engage, without limitation, in any lawful activity for which corporations may be organized under the Laws of the State of Colorado.

(b) To do such acts in pursuit of its general purposes as are not forbidden by the laws of the State of Colorado, as now in force or hereafter may be in force, including, but not limited to, the following:

(1) To sue, be sued, complain, and defend in its corporate name;

(2) To have a corporate seal which may be altered at will, and to use it, or a facsimile of it, by impressing or affixing it or in any other manner reproducing it;

(3) To make and amend bylaws, not inconsistent with its articles of incorporation or with the laws of this state, for managing the business and regulating the affairs of the corporation;

(4) To purchase, receive, lease, or otherwise acquire, own, hold, improve, use, and otherwise deal with real or personal property or any legal or equitable interest in property, wherever located;

(5) To sell, convey, mortgage, pledge, lease, exchange, and otherwise dispose of all or any part of its property;

(6) To purchase, receive, subscribe for, or otherwise acquire, own, hold, vote, use, sell, mortgage, lend, pledge, or otherwise dispose of, and deal in and with shares or other interests in, or obligations of, any other entity;

(7) To make contracts and guarantees, incur liabilities, borrow money, issue its notes, bonds, and other obligations (which may be convertible into or include the option to purchase other securities of the corporation), and secure any of its obligations by mortgage or pledge of any of its property, franchises, or income;

(8) To lend money, invest and reinvest its funds, and receive and hold real and personal property as security for repayment;

(9) To be a promoter, partner, member, associate, or manager of any partnership, joint venture, trust, or other entity;

(10) To conduct its business, locate offices, and exercise the powers granted by this chapter within or without this state;

(11) To elect directors and appoint officers, employees, and agents of the corporation, define their duties, fix their compensation, and lend them money and credit;

(12) To pay pensions and establish pension plans, pension trusts, profit sharing plans, share bonus plans, share option plans, and benefit or incentive plans for any or all of its current or former directors, officers, employees, and agents;

(13) To make donations for the public welfare or for charitable, scientific, or educational purposes;

(14) To transact any lawful business that will aid governmental policy;

(15) To provide insurance for its benefit on the life or physical or mental ability of any of its directors, officers, or employees or any other person whose death or physical or mental disability might cause financial loss to the corporation; or, pursuant to any contractual arrangement with any shareholder concerning the reacquisition of shares owned by him at his death or disability, on the life or physical or mental ability of that shareholder, for the purpose of carrying out such contractual arrangement; or, pursuant to any contract obligating the corporation, as part of compensation arrangements, or pursuant to any contract obligating the corporation as guarantor or surety, on the life of the principal obligor, and for these purposes the corporation is deemed to have an insurable interest in such persons; and

(16) To make payments or donations or do any other act not inconsistent with law that furthers the business and affairs of the corporation.

Article 5. The maximum number of shares which the Corporation shall have the authority to issue is:

7,000,000,000 (Seven Billion) Shares of Common Stock having a par value of $0.001; and

(b) 1,000,000,000 (One Billion) Shares of Preferred Stock having a par value of $0.001 per share, such Preferred Stock being issuable in one or more series as hereinafter provided.

No holder of any class of stock of the Corporation shall be entitled, as a right, to purchase or subscribe for any part of any class of stock of the Corporation now authorized or hereafter authorized by any amendment of the Certificate of Incorporation, or of any bonds, debentures, or other securities convertible into or evidencing any rights to purchase or subscribe for any stock of the Corporation; and any stock now authorized or any such additional authorized issue of any stock or any securities convertible into or evidencing rights to purchase or subscribe for stock may be issued and disposed of by the Board of Directors to such firms, person, corporation or association for such consideration and upon such terms and in such manner as the Board of Directors may in its discretion determine without offering any thereof on the same terms, or on any terms, to the shareholders, or to any class of shareholders.

The preferences, restriction and qualifications applicable to the Common Stock and the Preferred Stock are as follows:

PART A - COMMON STOCK

The Common Stock of the Company shall be divided into two classes: Class A and Class B. There shall be Five Billion (5,000,000,000) shares of Class A Common Stock and Two Billion (2,000,000,000) shares of Class B common stock.

Each holder of Class A Common Stock shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation. The holders of the Class B Common Stock shall be entitled to Twenty (20) votes for each share of Class B Common Stock held.

After the payment or declaration and setting aside for payment of the full cumulative dividends for all prior and then current dividend periods; all outstanding shares of Preferred Stock and after setting aside all stock purchase funds or sinking funds heretofore required to be set aside with respect to the Preferred Stock, dividends on the Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

On any dissolution, liquidation or winding up of the Corporation, after there shall have been paid to or set aside for the holders of all outstanding shares of Preferred Stock the full preferential amount to which they are respectively entitled to receive, pro rata in accordance with the number of shares of each class outstanding, all the remaining assets of the Corporation will be available for distribution to its common shareholders.

PART B - PREFERRED STOCK

The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of the various series may vary only with respect to:

(a)  the rate of dividend;

(b) whether the shares may be called and, if so, the call price and the terms and conditions of call;

(c)  the amount payable upon the shares in the event of voluntary and involuntary liquidation;

(d) sinking fund provisions, if any for the call or redemption of the shares;

(e)  the terms and conditions, if any, on which the shares may be converted;

(f)   voting rights; and

(g)  whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Class A Preferred Stock

There shall be authorized a Class of Preferred Stock to be designated the Class A Preferred Stock. The following establishes the voting powers, designations, preferences, limitations, restrictions and relative rights of the Class Preferred Stock:

1. Designation and Amount. The designation of this class of capital stock shall be “Class A Convertible Preferred Stock,” par value $0.001 per share (the “Class A Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Class A Preferred Stock shall be as set forth herein. The number of authorized shares of the Class A Preferred Stock is 1,000,000,000 shares.

2. Ranking. The Corporation’s Class A Preferred Stock shall rank, as to dividends and upon Liquidation (as defined in Section 4(b) hereof), senior and prior to the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) and to all other classes or class of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the shares of Class A Preferred Stock pursuant to Section 6(c) hereof.

3. Dividend Provisions. The holders of shares of Class A Preferred Stock have no dividend rights except as may be declared by the Board of Directors of the Corporation in its sole and absolute discretion, out of funds legally available for that purpose.

4. Liquidation Rights.

4(a) With respect to rights on Liquidation (as defined in Section 4(b) hereof), the Class A Preferred Stock shall rank senior and prior to the Corporation’s Common Stock and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of at least a majority of Class A Preferred Stock outstanding pursuant to Section 6(a) hereof.

4(b)   In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a “Liquidation”), the sole participation to which the holders of shares of Class A Preferred Stock then outstanding (the “Class A Preferred Stockholders”) shall be entitled, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, to receive, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Class A Preferred Stock, an amount per share equal to $1.00. If upon any such Liquidation of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Class A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Class A Preferred Stock shall share pari passu in any distribution of the remaining assets and funds of the Corporation in proportion to the respective liquidation amounts of the Preferred Stock that would otherwise be payable to the holders of Preferred Stock with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

5. Voting. The Class A Preferred Stockholders shall be entitled to Twenty (20) votes for each share of Class A Preferred Stock held on any matters requiring a shareholder vote of the Corporation.

6. Conversion.

6(a) Any Class A Preferred Stockholder shall have the right, at any time from the date of issuance, to convert any or all of its Class A Preferred Stock into 20 shares of fully paid and nonassessable shares of Common Stock for each share of Class A Preferred Stock so converted. In any event, holders of Class A Preferred Stock will have the right to convert as described in this Section 6 upon an initial or secondary public offering of Common Stock by the Corporation or in the event of a change in control as defined in the Rules and Regulations of the Securities and Exchange Commission.

6(b)(i) Any Class A Preferred Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Section 6 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the “Class A Preferred Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it).

6(b)(ii) Each Class A Preferred Certificate shall be accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the “Common Certificate”) are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”

6(b)(iii) As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.

6(b)(iv) The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Price shall be that Conversion Price in effect on the Conversion Date.

6(b)(v) Upon conversion of only a portion of the number of shares covered by a Class A Preferred Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Class A Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Class A Preferred Stock representing the unconverted portion of the Class A Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

6(c)  The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Class A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Class A Preferred Stockholder in respect of which such shares of Class A Preferred Stock are being issued.

6(d) The Corporation shall reserve out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Class A Preferred Stock sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Class A Preferred Stock.

6(e)  All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

7. Certain Covenants.

Any registered holder of Class A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted here in, or to enforce any other proper remedy.

8. Notice to the Corporation. All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by first-class mail, postage prepaid, to the Corporation at its principal executive offices. Any notice to the stockholders shall me made to their address as set forth on the books and records of the Corporation.

Article 6. Conversion Into Colorado Corporation

These Articles are filed in connection with the conversion of Converde Energy USA, Inc., a Nevada corporation, into American Energy Partners, Inc. pursuant to which there shall be a One for Twenty (20) reverse split of the Common Stock of Converde Energy USA, Inc. into the Common Stock of American Energy Partners, Inc. pursuant to a Plan of Conversion. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of Converde Energy USA,. Inc.-Nevada, American Energy Partners, Inc.-Colorado, any shareholder or stockholder, or any officer or director, thereof, respectively, each twenty (20) shares of common stock of all classes of Converde Energy USA,. Inc.- Nevada (the “Converde Energy USA,. Inc.-Nevada Common Stock”), shall convert into one validly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the same class of Common Stock of American Energy Partners, Inc.-Colorado (the “American Energy Partners, Inc.-Colorado Common Stock”). American Energy Partners, Inc.-Colorado shall not issue fractional shares with respect to the Conversion. Any fractional share of American Energy Partners, Inc.-Colorado Common Stock that would otherwise be issued as a result of the Conversion will be rounded up to the nearest whole share. Following the Effective Time, all Converde Energy USA,. Inc.-Nevada Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Converde Energy USA,. Inc.-Nevada Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto. Such conversion shall not be effective until these actions, being the change of name, the change of corporate domicile and the reverse split of Common Stocks shall have been approved by FINRA.

Each Twenty shares of Common Stock of Converde Energy USA, Inc. shall be thus converted into one share of the Class A Common Stock of American Energy Partners, Inc. Each Twenty shares of Class B Common Stock of Converde Energy USA, Inc. shall be thus converted into one share of the Class B Common Stock of American Energy Partners, Inc.

Article 7. The shareholders of the Corporation may take any action which they are required or permitted to take without a meeting on written consent, setting forth the action so taken, signed by all of the persons or entities entitled to vote thereon.

Article 8. A. Any Business Combination Transaction (as defined in Section 8.B (3) below) shall require the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. For the purposes of this Article 8:

(1)  “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on February 31, 1994.

(2) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 12d3 of the General Rules and Regulations under the Exchange Act, as in effect on February 31, 1994.

(3) “Business Combination Transaction” shall mean:

(a) any merger or consolidation of the Corporation or any Subsidiary with (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, of any assets of the Corporation or any Subsidiary constituting not less than 5% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

(c)  the issuance or transfer by the Corporation or any Subsidiary (in one transaction or any series of transactions) of any securities of the Corporation or any Subsidiary to, or proposed by or on behalf of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 5% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up or any kind of the Corporation or any Subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

(e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of the Corporation or any Subsidiary or (ii) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates.

(4) “Continuing Director” means (a) any member of the Board of Directors of the Corporation who (i) is neither the Interested Stockholder involved in the Business Combination Transaction as to which a vote of Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent, or nominee of such Interested Stockholder, or the relative of any of the foregoing, and (ii) was a member of the Board of Directors of the Corporation prior to the time that such Interested Stockholder became an Interested Stockholder, and (b) any successor of a Continuing Director described in clause (a) who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Corporation.

(5) “Fair Market Value” means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape, on the New York Stock Exchange-Listed Stocks, or, if such stock is not reported on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, in the principal United States securities exchange registered under the Exchange act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Security Dealers, Inc. Automated Quotations System or any similar interdealer quotation system then in use, or, if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

(6) “Interested Stockholder” shall mean any Person (other than the Corporation or any Subsidiary, any employee benefit plan maintained by the Corporation or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:

(a)  is or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock of the Corporation; or

(b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock of the Corporation; or

(c)  is an assignee of, or has otherwise succeeded to, any share of Voting Stock of the Corporation of which an interested Stockholder was the Beneficial Owner, directly or indirectly, at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock of the Corporation shall include unissued shares of Voting Stock of the Corporation of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of any conversion rights, warrants or options, or otherwise, to any person who is not the Interested Stockholder.

(7) A “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 14(d) (2) of the Exchange Act.

(8) “Subsidiary” means any corporation of which the Corporation owns, directly or indirectly, (a) a majority of the outstanding shares of equity securities of such corporation, or (b) shares having a majority of the voting power represented by all of the outstanding Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and the shares of equity securities thereof shall include unissued shares of which the corporation is the Beneficial Owner, but, except for purposes of Article 8.B (6), shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Corporation.

(9) “Voting Stock” shall mean outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of directors.

C. The provisions of Article 8.A shall not be applicable to any particular Business Combination Transaction, and such Business Combination Transaction shall require only such affirmative vote of the stockholders, if the condition specified in either of the following paragraphs (1) or (2) are met:

(1) The Business Combination Transaction shall have been approved by the affirmative vote of all of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors.

(2) All of the following conditions shall have been met:

(a)  With respect to each share of each class of outstanding Voting Stock of the Corporation (including Common Stock), the holder thereof shall be entitled to receive on or before the date of the consummation of the Business Combination transaction (the “Consummation Date”), cash and consideration, in the form specified in Article 8.C (2)

(b) hereof, with an aggregate Fair Market Value as of the Consummation Date at least equal to the highest of the following:

(i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder to which the Business Combination Transaction relate, or by any affiliate or Association of such Interested Stockholder, for any shares of such class of Voting Stock acquired by it (x) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination Transaction (the “Announcement Date”) or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

(ii) the Fair Market Value per share of such class of Voting Stock of the Corporation on the Announcement Date; and

(iii) the highest preferential amount per share, if any, to which the holder of the shares of such class of Voting Stock of the Corporation are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(b) The consideration to be received by a holder of a particular class of outstanding Voting Stock of the Corporation (including Common Stock) as described in Article 8.C (2) (a) hereof shall be in cash or, if the consideration previously paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of such class of Voting Stock consisted, in whole or in part, of consideration other than cash, then in the same form as such consideration. If such payment for shares of any class of Voting Stock of the Corporation has been made in varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the beneficial ownership of such class of Voting Stock previously acquired by the Interested Stockholder.

(c)  After such Interested Stockholder has become an Interested Stockholder and prior to the Consummation Date: (i) there shall have been no failure to declare and pay at the regular date therefore any full dividends (whether or not cumulative) on the outstanding Preferred Stock of the Corporation, if any, except as approved by the affirmative vote of a majority of the Continuing Directors; (ii) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock of the Corporation (except as necessary to reflect any subdivision of the Common Stock), except as approved by the affirmative vote of a majority of the Continuing Directors, and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding share of the Common Stock, unless the failure to so increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors, and (iii) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Corporation except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(d) After such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any Affiliate or Associate thereof, shall have received the benefit, directly or indirectly except proportionately as shareholder of the Corporation), of any loans advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.

(e) A proxy or information statement describing the proposed Business Combination Transaction and complying with the requirements of the Exchange Act and the General Rules and Regulations thereunder (or any subsequent provisions replacing such Act, Rules and Regulations) shall be mailed to the shareholder of the Corporation at least 30 days prior to the Consummation Date (whether or not such Proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions thereof).

D. A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 8, including, without limitation, (1) whether a Person is an Interested Stockholder, (2) the number of shares of Voting Stock of the Corporation beneficially owned by any Person, (3) whether a Person is an Affiliate or Associate of another, (4) whether the requirements of Article 8.C(2) have been met with respect to any Business Combination Transaction, and (5) whether the assets which are the subject of any Business Combination Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any subsidiary in any Business Combination Transaction constitutes not less than 5% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared. The good faith determination of the majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article 8.

E. Nothing contained in this Article shall be construed to relieve members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law. The fact that any Business Combination Transaction comes with the provision of Article 8.C shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof, to approve such Business Combination Transaction or recommend its adoption or approval to the shareholders of the Corporation nor shall compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination Transactions.

Article 9. In the event that the Board of Directors should consist of in excess of one director, the Board of Directors shall be divided into three classes as nearly equal in number as possible. The Initial terms of directors elected in 2017 shall expire as of the annual meeting of shareholders for the years indicated below:

Class I Directors	2018
Class II Directors	2019
Class III Directors	2020

Upon expiration of the initial terms specified for each class of directors their successors shall be elected for a four-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes, so as to maintain or attain if possible, the equality of the number of directors in each class, but in no case will decrease in the number of directors shorten the term of any incumbent director. If equality in number is not possible, the increase or decrease shall be apportioned among the classes in such way that the difference in the number of directors in any two classes shall not exceed one.

Any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled by the Board of Directors, acting by a majority of the remaining directors the in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified.

A written ballot shall not be required for the election of directors unless the bylaws of the Corporation shall so provide.

Article 10. A quorum of the Board of Directors shall consist of all of the directors.

Article 11. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to do the following actions, but the following actions shall be taken only by a two-thirds majority vote of the Board of Directors. :

(a) To adopt, amend or repeal the Bylaws of the Corporation by vote of a majority of the members of the Board of Directors, but any Bylaws adopted by the Board of Directors may be amended by the shareholders of the Corporation.

(b) To distribute to the shareholders of the Corporation out of capital surplus of the Corporation a portion of its assets, in cash or property, subject to the requirements of law, and such distribution is expressly permitted without the vote of the shareholders;

(c) To cause the Corporation to make purchases of its shares, directly or indirectly, to the extent of unreserved and unrestricted earned surplus available therefore, without the vote of the shareholders;

(d) If at any time the Corporation has more than one class of authorized or outstanding stock, to pay dividends on shares of any class to the holders of shares of any class, without the vote of the shareholders of the class in which the payment is to be made;

(f) To amend these articles of incorporation,

(g) To issue new stock or debt, including the issuance of treasury stock,

(h) To purchase, sell or transfer any substantial part of the Corporation’s assets

(i) To merge or sell the Corporation or acquire another entity,

(j) To dissolve or liquidate the Corporation,

(k) To make a material change in the business of the Corporation,

(l) To make any substantial contact or incur any substantial debt or obligation of the Corporation,

(m) To file bankruptcy, enter into any insolvency proceeding or make any assignment for the benefit of creditors or compromise any debt, and

(n) To take any action which the Board of Directors is required or permitted to take without a meeting by written consent, setting forth the action so taken, signed by all of the directors entitled to vote thereon.

Article 12. In evaluating a Business Combination (as defined in Article 8 above) or a tender or exchange offer and other acquisition proposal, the Board of Directors in determining what is in the best interest of the Corporation, may consider, among others, the following factors

(a) the financial aspects of the offer, the long-term interests of the Corporation’s shareholders, the present and historical market value of the Corporation’s shares and the premiums paid in other relevant transactions, the liquidation value of the Corporation’s assets, the prospects of the Corporation, and (to the extent estimable) its stock on a going concern basis over the subsequent several years;

(b) the prospects for obtaining and methods of achieving a better offer, such as seeking other bids, pursuing negotiating strategies (which may include defensive tactics), and partial or total liquidation;

(c)  the impact, if the offer is partial or two-tier, on the remaining shareholders and on the prospects of the Corporation in the event the offer is successful;

(d) the value and investment attributes of the non-cash consideration if the offer involves consideration other than cash;

(e)  the potential of the offer (if partial or two-tier), including the offeror’s competence, experience, integrity, management, reputation and financial condition;

(f)  legal and regulatory matters, or other considerations that could impede or prevent the transaction’s consummation;

(g)  the effect of the transaction on the Corporation’s (and its subsidiaries’) customers, including policyholders, suppliers and employees; and

(h) local community interests.

Article 13. The affirmative vote of the holders of at least 66% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with Articles 8, 9, 12,or 13 hereof, unless such amendment, alteration, change repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of (A) all of the entire Board of Directors and (B) all of the Continuing Directors (as defined in Article 8).

Article 14. The Corporation shall indemnify any person (including his estate) made or threatened to be made a party to any suit or proceeding, whether civil or criminal, by reason of the fact that he was a director or officer of the Corporation or served at its request as a director or officer of another Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney fees actually and necessarily incurred as a result of such threat, suit or proceeding, or any appeal therein, to the full extent permitted by the General Corporation Law of Colorado. Promptly after receipt by a party to be indemnified under this section of notice of the commencement of any such suit or proceeding, such party will, if a claim in respect thereof is to be made against the Corporation, notify the Corporation of the commencement thereof. This Corporation shall be entitled to participate at its own expense in the defense or to assume the defense of any such suit or proceedings, such defense shall be conducted by counsel chosen by it and reasonably satisfactory to the party to be indemnified and the party to be indemnified shall bear the fees and expenses of any additional counsel retained by him.

Article 15. The name and mailing address of the incorporator is as follows:

Name	Mailing Address
John E. Lux	1629 K Street, Suite 300
Washington, DC 20006

Article 16. The name and mailing address of the registered agent is as follows:

Name	Mailing Address
Hart & Hart, LLC	1624 Washington Street
Denver, CO 80203, United States

Article 17. The mailing address of the corporation’s principal office is:

Mailing Address

American Energy Partners, Inc.

PO Box 443

Allentown, PA 18105

United States

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Colorado Business Corporation Code, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein as stated are true, and accordingly have hereunto set my hand this 3rd day of August 2017.

/s/ John E. Lux
John E. Lux
Incorporator

This Amended and Restated Articles of Incorporation was adopted on the 3rd day of August 2017 by Unanimous Resolutions of the Board of Directors of the Corporation and sufficient vote for approval by Shareholders of the Corporation, to be effective immediately.

The number of votes cast for the amendments by the shareholders was/were sufficient for approval.

Dated August 3, 2017

Signature

/s/ Brad Domitrovitsch
Brad Domitrovitsch, President